EXHIBIT No. 99.2

Excerpt from the Minutes of the Special Board Meeting of the Directors of Kings Road Entertainment Inc. on December 2st, 2006

On motion duly made, a majority of the Board of Directors voted and

RESOLVED: That Emanuel Neuman is hereby appointed as a non-executive director of the Company pursuant to Article III, Section 8 of the Company’s Bylaws to serve until the next annual meeting of shareholders or until his successor has been elected.

RESOLVED: That the Company provide indemnification agreements to all newly elected officers and directors in a form consistent with those currently in effect with other officers and directors of the Company.

Dated 02/02/07